DUPONT CAPITAL MANAGEMENT

CODE OF ETHICS

DuPont Capital Management Corporation (the “Firm”) embraces many guiding principles, the most important of which is our integrity.  To preserve this integrity demands the continuing alertness of every employee.  Each employee must avoid any activity or relationship that may reflect unfavorably on the Firm as a result of a possible conflict of interest, the appearance of such a conflict, the improper use of “inside information” or the appearance of any impropriety.  Employees must place the interests of the Firm’s clients ahead of their personal interests and must treat all clients in a fair and equitable manner.

This code of ethics is drafted broadly and represents the Firm’s effort not only to meet but also to exceed the requirements of law and industry practice in a manner consistent with the Firm’s high standard of business conduct.  Although no written code can take the place of personal integrity, the following, in addition to common sense and sound judgment, should serve as a guide to the minimum standards of proper conduct.  Employees are cautioned to note that the code was not established as a set of fixed rules, but to establish guidelines to support the principle that in all instances of conflicts or potential conflicts, the interests of the clients must be protected and given priority over personal interests and those of the Firm.

LEGAL REQUIREMENTS

The Investment Advisers Act of 1940 requires that the Firm have safeguards in place to prevent personal investment activities that might take inappropriate advantage of our fiduciary position.  These safeguards are embodied in this Code of Ethics.  Rule 204A-1 under the Investment Advisers Act of 1940, and Sections 206 and 207 of the Investment Advisers Act of 1940 serve as the basis for much of what is contained in this Code of Ethics.

The Rules and the Act Sections cited above make it unlawful for any employee of the Firm, in connection with the purchase or sale by such person of a security “held or to be acquired” by a Client:

1.	To employ any device, scheme or artifice to defraud any Client;

2.
To make to any Client any untrue statement of a material fact or omit to state to such Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any Client; or

4.	To engage in any manipulative practice with respect to any Client.

A security is “held or to be acquired” if within the most recent 15 days it (i) is or has been held by any client, or (ii) is being or has been considered for purchase by the Firm for any client.  A purchase or sale includes the purchase or sale of an option to purchase or sell.  “Client” means any person or entity for which the Firm serves as investment manager, adviser or sub-adviser.

Consistent with SEC Rule 204A-1, this code requires the Firm to provide each employee with a copy of the Code of Ethics and any amendments thereto.  Copies will generally be provided by electronic means.  This code further requires each employee to return written acknowledgement of the receipt of the code and amendments to the Chief Compliance Officer or her designee.  The form to be used for this and related purposes is included as Section F.XXVII of DCM’s Compliance Manual.

DUPONT CAPITAL MANAGEMENT

POLICY REGARDING INSIDER TRADING AND PERSONAL SECURITIES TRANSACTIONS

Need for Policy

The Firm is committed to ensuring compliance with all laws, including federal securities laws, and E. I. du Pont de Nemours and Company (“DuPont” or the “Company”) policies.  In addition, the Firm’s employees have additional ethical and legal obligations that must be fulfilled in order to maintain the confidence and trust of our clients and to protect the assets entrusted to the Firm.

The purpose of this Policy is to state the Firm’s requirement that all employees comply fully with laws prohibiting insider trading and tipping, and to set forth additional requirements and provide guidance relating to employees’ personal securities transactions.  The intent is to avoid even the appearance of impropriety.  This Policy is not intended to set legal standards or to result in the imposition of criminal or civil liability that would not otherwise exist in the absence of the Policy.

Violations by an employee of the laws against trading securities while in possession of inside information (insider trading) or improperly disclosing inside information (tipping) can result in substantial civil liability to the individual violator and the Firm. In addition to termination of employment, criminal penalties for the individual violator can include up to $1 million in fines and ten years imprisonment.

Definitions

For purposes of this policy:

“Associated Account” means securities and futures accounts of the employee’s (i) Immediate Family, (ii) other household members, including domestic partner, as well as (iii) any accounts subject to an employee’s discretion or control (e.g., custodial and trust accounts, etc.), and (iv) any other accounts in which the employee has a Beneficial Interest or a substantial ability to influence transactions (e.g., joint accounts, co-trustee accounts, partnerships, investment clubs).

“Beneficial Interest” shall have the meaning given to it for purposes of Rule 204A-1 and shall include the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Security.  An employee is deemed to have a Beneficial Interest in the following:

a.	Any Security owned individually by the employee;

b.	Any Security owned jointly by the employee with others (for example, joint accounts, trusts, investment clubs and controlling interests in corporations); and

c.
Any Security in which a member of the employee’s Immediate Family has a Beneficial Interest in the Security if the Security is held in an account over which the employee has decision-making authority (for example, the employee acts as trustee, executor, or guardian).  In addition, an employee is presumed to have a Beneficial Interest in any Security in which a member of the employee’s Immediate Family has a Beneficial Interest if the Immediate Family member resides in the same household as the employee.  This presumption may be rebutted if the employee is able to provide the Chief Compliance Officer with satisfactory assurances that the employee has no material Beneficial Interest in the Security and exercises no control over the investment decisions made regarding the Security.

An employee is considered to have a Beneficial Interest in Securities if he or she has or shares a direct or indirect “Pecuniary Interest” in the Securities.  A Pecuniary Interest exists if he or she has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities.

DUPONT CAPITAL MANAGEMENT

The following are examples of an indirect Pecuniary Interest in Securities:

1.
Securities held by members of the employee’s Immediate Family sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide the employee with any economic benefit.

2.	An employee’s interest as a general partner in Securities held by a general or limited partnership.

3.	An employee’s interest as a manager-member in the Securities held by a limited liability company.

An employee does not have an indirect Pecuniary Interest in Securities held by a corporation, partnership, limited liability company or other entity in which he or she holds an equity interest, unless the employee is a controlling equity holder or has or shares investment control over the Securities held by the entity.

The following circumstances constitute a Beneficial Interest by an employee in Securities held by a trust:

1.	Ownership of Securities as a trustee where either the employee or members of the employee’s immediate family have a vested interest in the principal or income of the trust.

2.	Ownership of a vested interest in a trust.

3.	Status as a settlor of a trust, unless the consent of all of the beneficiaries is required in order for the employee to revoke the trust.

“Confidential information” means any non-public information concerning the Firm’s activities or developed by the Firm or received by the Firm under an agreement or understanding that the information will be treated in confidence or used only for a limited purpose, regardless of whether or not it would be considered important by investors.  Examples of confidential information include planned purchases or sales for client accounts, details of financial transactions, and identity and terms of client accounts.

“Equivalent Security” means any Security issued by the same entity as the issuer of a subject Security that may be convertible into that Security.  For example, options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock and convertible bonds.

“Immediate Family” means any of the following persons who reside in the same household as the employee:

child	grandparent	son-in-law
stepchild	spouse	daughter-in-law
grandchild	sibling	brother-in-law
parent	mother-in-law	sister-in-law
stepparent	father-in-law

“Inside information” means non-public information (i.e., information which is not available to investors generally) that there is a substantial likelihood that a reasonable investor would consider to be important in deciding whether to buy, sell or retain a security (e.g., stock, bond, option) or would view it as having significantly altered the “total mix” of information available.  Inside information includes, but is not limited to, non-public information relating to a pending merger, acquisition, disposition, joint venture, contract award or termination, major lawsuit or claim, earnings

DUPONT CAPITAL MANAGEMENT

announcement or change in dividend policy, significant product development, or the gain or loss of a significant client or supplier.  Any non-public information may be inside information regardless of whether it is developed internally or obtained from others (e.g., the issuer, current or prospective clients, suppliers or business partners) and whether it relates to DuPont or any other company or entity.  Information is still considered non-public until the market has had a reasonable time after public announcement to assimilate and react to the information.

“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to a foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.  “Security” shall not include direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, repurchase agreements, shares issued by open-end mutual funds, and shares issued by unit investment trusts that are invested exclusively in one or more open-end funds.

Insider Trading, Tipping and Confidential Information

It is the policy of the Firm that employees:

•
Must not buy, sell or recommend that anyone else buy, sell, or retain, the securities of any company (including DuPont) while in possession of inside information regarding such company.  This prohibition on insider trading applies not only to personal transactions, but also bars trading for client accounts.

•
Must not disclose inside information to anyone, inside or outside the Firm (including family members), except to those who have a need to know such information in order for the Firm to carry on its business properly and effectively.  Also, any permitted disclosure may only be made under circumstances that make it reasonable to believe that the information will not be misused or improperly disclosed by the recipient.

•	Must use the Firm’s confidential information solely for legitimate Firm purposes and must not improperly disclose such information.

•
Must use and protect all confidential information received from others strictly in accordance with the terms of the agreement or understanding under which the information was received and with at least the same degree of care that would be applied to the Firm’s comparable confidential information.

Personal Securities Transactions and Holdings

The Firm’s employees are permitted to invest for their own account, provided that such investment activity must always comply with applicable laws and regulations and must be carried out in a manner consistent with the Firm’s policies.  In addition, personal securities transactions must avoid even the appearance of a conflict of interest.

The procedures and guidelines listed below specify reporting obligations and additional rules of conduct that must be adhered to by the Firm’s employees regarding transactions and holdings in personal and Associated Accounts.  However, pre-clearance and reporting of personal Securities transactions and adherence to the other rules discussed below do not relieve employees of responsibility for compliance with the proscriptions against insider trading and tipping set forth above.

DUPONT CAPITAL MANAGEMENT

Attachment A provides a summary of pre-clearance and reporting requirements.

A.	Pre-Clearance

1.
Transactions in an employee’s personal accounts or Associated Accounts must be pre-cleared in accordance with this policy.  As indicated by the attached Reporting Summary, transactions in some securities are exempt.

2.
Transactions not effected by the close of business on the next trading day after the authorization is granted must be re-cleared. In other words, clearance is granted for a maximum of two business days, the day on which the trade is cleared and the next business day.

3.
Employees must receive clearance prior to engaging in a transaction involving any publicly traded equity security (or any options or futures relating to such a security) unless the security or transaction is designated exempt by this Policy.  Clearance must be obtained using the online Personal Trade Reporting (“PTR”) system.  Approval will be confirmed or denied electronically, and an electronic record (“Trading Log”) will be maintained indicating whether or not clearance was given.  If clearance is not given, the employee must not proceed with the transaction.  The fact that clearance is denied should be considered as confidential information and must not be disclosed.

4.
Employees must also receive clearance prior to engaging in a transaction involving any publicly traded fixed income security (or any options or futures relating to such a security) unless the security or transaction is designated exempt by this Policy.  Clearance must be obtained using the online PTR system.  Approval will be confirmed or denied electronically, and Trading Log will be maintained indicating whether or not clearance was given.

5.
Clearance will be granted by the PTR system if there are no transactions for the security in any of the Firm’s client accounts within the past seven (7) calendar days, if there are no open orders in the trading systems for the security, and the security is not on the personal trading restricted list.

6.
If clearance is not given, decisions may be appealed to (a) the President and Chief Executive Officer; the Head of U.S. Equities; the Head of International Equities; or their designee, in the case of equities; or (b) to the President and Chief Executive Officer; the Chief Investment Officer, Fixed Income Investments; or their designee in the case of fixed income.  Employees will submit their appeal requests through the PTR system so that an audit trail of requests and approvals is created.  The PTR system will electronically indicate approval or denial.  Trades must not occur before such approval is actually received.

7.
Employees in the Private Markets group, in addition to other clearances required, must obtain clearance of the Managing Director, Private Markets, the President and Chief Executive Officer, or their designee prior to engaging in any transaction in a security in the Private Markets portfolio or a security being considered as an addition to the portfolio.  Employees will submit their requests through the PTR system so that an audit trail of requests and approvals is created.  The PTR system will electronically indicate approval or denial.  Trades must not occur before such approval is actually received.

8.
The clearance procedure is intended to avoid inadvertent conflicts or the appearance of conflicts.  Thus, these reporting and clearance procedures do not relieve the employee of responsibility for compliance with insider trading laws and this Policy.

DUPONT CAPITAL MANAGEMENT

B.	Quarterly Transaction Reports

1.
Employees must report trades in any personal or Associated Account within thirty (30) days following the calendar quarter in which such transactions occur.  Employees must report trades using the PTR system.  As indicated by the attached Reporting Summary, transactions in some securities are exempt.

2.
Transactions effected pursuant to an automatic investment plan generally do not have to be reported.  Automatic investment plan participants must determine, well in advance, what their investments will be, and the pre-determined schedule does not leave the employee in a position to time their own trades against clients’ trades, or to act on newly discovered information.

3.
All employees must arrange for the Chief Compliance Officer to receive directly from any broker, dealer or bank duplicate copies of account statements covering Securities transactions and holdings for each brokerage account in which the employee has a direct or indirect Beneficial Interest, regardless of what, if any, Securities are maintained in such accounts.  Thus, for example, even if the brokerage account contains only mutual funds or other securities exempt from reporting and the account has the capability to have reportable Securities traded in it, the employee maintaining such account must arrange for duplicate account statements to be sent to the Chief Compliance Officer.  Duplicate statements are required for dividend reinvestment plans, “blind” managed accounts, individual retirement accounts (“IRAs”) and other automatic investment vehicles.  The foregoing does not apply to transactions and holdings in registered open-end investment companies (e.g., mutual funds) or the DuPont Retirement Savings Plan.  Also exempt are accounts associated with DuPont benefit plans, such as the Savings & Investment Plan and the Long Term Incentive program.  However, Merrill Lynch accounts provided by DuPont to hold proceeds from the Long Term Incentive program are not exempt and duplicate account statements must be provided.  Attachment B is an example of an instruction letter to a broker.

C.	Initial and Annual Holdings Reports

1.
Within ten (10) days after being hired, each employee must submit a list of Securities held in their personal and Associated Accounts effective on the date they joined the Firm.  The holdings report must include specific data regarding each investment not excluded from reporting requirements by other portions of this policy, and the report must include the names of all brokers, dealers or banks with which the employee maintains an account in which any securities are held for the employee’s direct or indirect benefit.  Employees must report holdings using the PTR system.

2.
Employees must submit annual holdings reports by February 14th each year listing holdings in their personal and Associated Accounts effective December 31st of the prior year.  The holdings report form and content are the same as described in item 1 above.

3.
As noted above, employees must arrange for the Chief Compliance Officer to receive directly from any broker, dealer or bank duplicate copies of account statements covering securities transactions and holdings for each brokerage account in which the employee has a direct or indirect Beneficial Interest.

D.	Additional Rules for Portfolio Managers and Analysts

Personal trades that are pre-cleared can still result in potential conflicts with trades in clients’ accounts.  Pre-clearance helps avoid many potential conflicts, but the nature of securities markets makes it impossible to implement a comprehensive automated process.  Investment Persons are personally responsible for avoiding any conflicts with client portfolios for which they make or help make investment recommendations.  Receiving pre-clearance for a trade does not relieve an Investment Person of that responsibility.

DUPONT CAPITAL MANAGEMENT

1.
All portfolio managers and analysts directly participating in the decision or recommendation to buy, sell, or retain a particular security must disclose by e-mail to their immediate management (with a copy to the Head of Compliance):

•	Any direct or indirect personal holdings of such security or affiliations with the issuer of such security.

•	Any changes in direct or indirect personal holdings of such security or changes in the employee’s (including his or her immediate family) affiliations with the issuer of such security.

The personal holdings disclosure shall include the name of the security and the number of shares, units, or principal amount held.

An initial or updated disclosure shall be made within ten (10) days of any of the following events:  (a) commencement of employment with DCM, (b) reassignment to an initial or new portfolio manager or analyst role, (c) a change in coverage assignment, e.g., sectors covered, (d) a change in the PM or analyst’s immediate manager, or (e) lapse of one year since the employee’s most recent disclosure regarding such security.

Notwithstanding the above timing requirements, the employee must ensure that he or she has provided the required disclosure prior to communicating or reaffirming a recommendation to buy, sell, or retain such security.

For example: an analyst purchases a security in his personal account, and eight days later recommends that the same security be purchased for a client’s account.  The personal ownership must be disclosed to his immediate manager and to the Head of Compliance prior to making the recommendation on the client’s behalf, even though the recommendation was made within the 10 day reporting period that would otherwise apply.

The initial and annual holdings report disclosures are not sufficient to satisfy this requirement.

2.
No analyst or portfolio manager is permitted to buy or sell a security for their own account until all transactions for their assigned accounts have been completed.  The clients’ interests must always take precedence, even if it requires the employee to delay taking action and suffer financial loss.

3.
Portfolio managers and analysts are prohibited from trading securities in their personal accounts or Associated Accounts within seven (7) calendar days before or after a portfolio they manage trades in that security.  The President and Chief Executive Officer or the Chief Compliance Officer may grant special exemptions in cases of hardship or other unusual circumstances.  Approval of the exemption must be obtained prior to making the trade.  Employees will submit their requests through the PTR system so that an audit trail of requests and approvals is created.  The PTR system will electronically indicate approval or denial.  Trades must not occur before such approval is actually received.

4.	Orders placed with the Trading Room should be treated with the highest degree of confidentiality. Such orders should not be discussed with persons outside the Firm.

DUPONT CAPITAL MANAGEMENT

5.
Subject to restrictions on insider trading and tipping and any other requirements to keep information confidential, employees are obligated to make information received as a result of employment with the Firm known to other analysts and portfolio managers whose accounts might be interested in such information.  However, employees may not misappropriate such information for their own financial benefit.

6.
Employees directly responsible for investment decisions are prohibited from selling a security short which is held in client accounts assigned to such employee, except that short sales may be made “against the box” (the individual already owns the stock) for tax or hedging purposes with the approval of the Head of U.S. Equities; Head of International Equities; the Chief Investment Officer, Fixed Income Investments; or the President and Chief Executive Officer.

E.	Additional Rules for Everyone

1.
Profits from short-term trading of securities are prohibited, and employees will be asked to donate any such profits to a recognized charity.  Securities may be sold pursuant to a bona fide tender offer without disgorgement of profits.  The President and Chief Executive Officer or the Chief Compliance Officer may grant special exemptions in cases of hardship or other unusual circumstances.  Approval of the exemption must be obtained prior to making the trade.  Short-term trading is defined as the purchase and sale, or sale and purchase, of the same or equivalent security within 60 calendar days.  Employees should be prepared to hold investments for a significant interval to avoid the appearance of opportunistic trading in front of transactions for the Firm’s accounts.  Short-term trading of any kind is strongly discouraged, and employees must specifically identify all short-term trades on their quarterly transaction reports, including those on which there was no profit.

2.
Employees must report short-term trades in open-end mutual funds and other securities otherwise excluded from clearance and reporting requirements.  Trades in money market mutual funds are exempt.  Short-term trading is defined as the purchase and sale, or sale and purchase, of the same or equivalent security within 60 calendar days.  Frequent short-term trading of mutual funds and other transactions excluded from clearance requirements may result in suspension of trading privileges or other disciplinary action.

3.	Employees are prohibited from purchasing securities in an initial public offering.

4.
Employees shall not acquire any securities in a private placement without prior written approval of the President and Chief Executive Officer; Head of U.S. Equities; Head of International Equities; the Chief Investment Officer, Fixed Income Investments; or their designee. The written request for approval must include full details of the proposed transaction, including certification that the investment opportunity did not arise by virtue of the employee’s activities on behalf of the Firm or its clients. A copy of the written approval must be submitted to the Chief Compliance Officer or her designee.

5.
No employee may solicit or accept an offer made by any person if as a result the employee would be able to purchase or sell a security at a price or under conditions more favorable than those offered to the Firm’s clients.

6.
Although the Firm’s employees may conduct trading for their own account within the limits of this policy, trading during working hours should be limited.  Extensive trading may be considered a violation of this Policy, and the Firm reserves the right to restrict trading in such circumstances. In addition, the Firm reserves the right to prohibit employees from trading in certain securities or markets.

7.
Employees are accountable for complying with the spirit of this policy, not just following the minimum rules outlined herein.  That means conducting personal trading in a manner that avoids even the appearance of a conflict of interest.  For example, a portfolio manager or analyst who repeatedly executes personal trades exactly 8 days before or after trading the same securities for his or her clients’ portfolios is violating the spirit of this policy.  Likewise, a non-Portfolio Person who repeatedly obtains clearances to trade securities one or two days before the same securities are traded in clients’ accounts is at least creating the appearance of a conflict.

DUPONT CAPITAL MANAGEMENT

Violations

All employees must strictly observe the provisions of this Policy.  An employee’s actions with respect to matters governed by this Policy are significant indications of the individual’s judgment, ethics, and competence.  Accordingly, any actions in violation of this Policy will constitute an important element in the evaluation of the employee for retention, assignment, and promotion. Violations of this Policy will be grounds for appropriate disciplinary action, including reduced compensation or discharge.

Each employee is required to assist in monitoring overall compliance with this Policy.  Employees who believe that another employee is engaged in prohibited conduct, or that other persons or firms representing the Firm are engaged in prohibited conduct, must promptly report such information to the appropriate level of management and the Chief Compliance Officer.  Failure to do so will be considered a violation of this Policy.  There will be no retribution against any employee for making such a report, and every effort will be made to protect the identity of the reporting employee.

Violations and proposed sanctions are documented by the Chief Compliance Officer (or her designee) and submitted to the President and Chief Executive Officer for review and approval.  In some cases, the Fiduciary Committee may assist in determining the materiality of the violation and appropriate sanctions.  Records of all reviews are the responsibility of and will be maintained by the Compliance Department.

In determining the materiality of the violation, reviewers will consider:

•	Evidence of violation of law, policy or guideline.

•	Indications of fraud, neglect or indifference to Code of Ethics provisions.

•	Frequency of repeat violations.

•	Level of influence of the violator.

In assessing the appropriate penalties, other factors considered will include:

•	The extent of harm (actual or potential) to client interests.

•	The extent of personal benefit or profit.

•	Tenure and prior record of the violator.

•	The degree to which there is a personal benefit or perceived benefit from unique knowledge obtained through employment with the Firm.

•	The level of accurate, honest and timely cooperation from the violator.

•	Any mitigating circumstances that may exist.

Responsibility

DUPONT CAPITAL MANAGEMENT

Each employee should, in addition to ensuring personal compliance, assist in monitoring overall compliance.  Employees who believe another employee is engaged in conduct prohibited by this policy, or that any other person or firm representing the Firm is engaged in such conduct, will promptly report such information to the appropriate level of management and the Chief Compliance Officer.  The Chief Compliance Officer or her designee will promptly investigate the matter and take action.  If an employee prefers, instances of noncompliance may be reported through the DuPont Ethics and Compliance Hotline at (800) 476-3016 or (302) 774-1300.  There will be no retribution against any employee for making such a report, and every effort will be made to protect the identity of the reporting employee.

Managers are required to take appropriate measures to ensure that their employees understand and comply with this Policy.  Managers shall maintain educational programs, with the assistance of DuPont Legal, to familiarize employees with laws and regulations governing insider trading and tipping, and the terms of this Policy.  All employees shall acknowledge and certify in writing, when first assigned to the Firm and not less frequently than every year thereafter, their commitment to comply with this Policy.

The Chief Compliance Officer and DCM’s President and Chief Executive Officer shall be responsible for the interpretation and enforcement of this Policy.  Employees with questions concerning whether conduct is consistent with the mandates of this Policy shall consult the Chief Compliance Officer prior to engaging in such conduct.

Confidential Treatment

The Chief Compliance Officer and support staff will use their best efforts to assure that all requests for preclearance, all personal securities transaction reports and all reports of securities holdings are treated as “Personal and Confidential.”  However, such documents will be available for inspection by appropriate regulatory agencies, and by other parties within and outside the Firm as are necessary to evaluate compliance with or sanctions under this Policy.

FOREIGN CORRUPT PRACTICES ACT / ANTICORRUPTION
(See also Section F.XXVI – Anticorruption Policy)

General Policy

As a result of its business activities in the international market, DCM is subject to various laws that prohibit the bribery of foreign public officials.  These include the United States Foreign Corrupt Practices Act (“FCPA”) as well as similar laws that have been enacted in many other countries, including the United Kingdom, the European Union and the member states of the Organization for Economic Cooperation and Development.  The FCPA prohibits payments and promises or offers to pay money and other “things of value” to influence officials of governments outside the United States.

All contacts with government officials by DCM and those acting on DCM’s behalf must be completely lawful, ethical and beyond reproach.  To that end, DCM’s Anticorruption Policy, included as Section F.XXVI of the Compliance Manual, prohibits all bribes, kickbacks, or other inducements to Government Officials (as defined below) designed to influence sales or obtain favorable business arrangements or other improper advantage.

With the exception of certain modest gifts, meals and entertainment, DCM personnel may not offer or provide, directly or indirectly, anything of value to a Government Official or his/her family members.  For purposes of this Policy, “Government Official” is any officer, employee, agent, representative or other person acting on behalf of:

DUPONT CAPITAL MANAGEMENT

•	a national, state, provincial or local governmental body, department or agency, a political party, or a candidate for political office (including the candidate);

•	an entity owned or controlled by any national, state, provincial or local government, including any entity engaged in ordinary commercial activity; and

•	a public international organization, such as the United Nations, UNESCO, the World Bank, the International Monetary Fund, the Asian Development Bank, or similar institution.

DCM’s Gift Policy, discussed below, contains specific provisions relating to Government Officials.  As a general matter, the Gift Policy permits gifts and entertainment for Government Officials so long as: (i) they are pre-approved by the Chief Compliance Officer; (ii) they are not lavish or excessive in value; (iii) they are consistent with local law, custom and practice; and (iv) they would not be construed or perceived to be a bribe, payoff or attempt to obtain an improper advantage.

Any request by a Government Official attempting to obtain money, goods or other things of value from DCM in exchange for the wrongful use of the Government Official’s position or as a condition to perform certain duties the Government Official is normally obligated to or authorized to perform must be reported immediately to the Compliance Department.

Dealings With Consultants, Agents, and Other Intermediaries.

As previously noted, the FCPA and DCM’s Anticorruption Policy prohibit the making of improper payments both directly and indirectly.  DCM and its employees may violate the FCPA if they know – or are legally deemed to know – that improper payments are being made on DCM’s behalf through third parties.  Under the FCPA, a person may be deemed to “know” of improper payments even without actual knowledge of such payments, where that person knows of facts suggesting a high likelihood that such payments are being made.  To ensure compliance with the provisions of the FCPA, DCM and its employees must exercise caution in these matters, particularly in dealing with consultants, agents and other intermediaries that may interact on behalf of DCM with Government Officials (collectively, “Representatives”).  One of the highest corruption risk areas often involves the activities of a Representative in a country where payments or other practices prohibited under the FCPA may be prevalent.  If DCM employs such Representatives, DCM will adopt appropriate procedures prior to engaging such Representatives.

GIFTS AND ENTERTAINMENT POLICY

General Guidelines

The giving of business gifts is a customary way to strengthen business relationships.  However, U.S. federal and state laws contain numerous restrictions on the giving and receiving of gifts, particularly with respect to governmental officials.  Apart from these legal restrictions, the giving and receiving of gifts can create the appearance of potential conflicts of interest.  Any giving or receiving of gifts by DCM and its employees must be in compliance with the policy below as well as the Anticorruption Policy included as Section F.XXVI of the Compliance Manual.

Consistent with the Firm’s value for maintaining uncompromising standards of personal and professional ethical conduct, the following are guidelines to be used by employees as a minimum standard of conduct with respect to the acceptance of gifts and entertainment from or the giving of gifts and entertainment to current and/or prospective service providers and clients.  This policy does not replace, but is a complement to the E.I. DuPont de Nemours and Company’s Business Ethics Policy.

DUPONT CAPITAL MANAGEMENT

Some of DCM’s investment management agreements, such as those with governmental agencies, may impose stricter requirements on the offer or provision of gifts or entertainment.  In such cases, the terms of the agreement will apply.

Gift Policy

The term “gifts” encompasses a wide range of gifts, benefits, compensation or consideration including, without limitation, tickets to sporting events, golf, theater events and concerts, plane tickets, clothing, watches and jewelry, sports equipment and memorabilia, food, alcohol and cash/gift cards.

Employees must observe the following guidelines when giving or receiving gifts:

•	All gifts, given or received, should be reasonable, customary and in accordance with normally accepted business practices;

•	All gifts and/or entertainment, given or received, must be permitted by law and permitted by the third party’s own policies;

•
Never offer or accept extravagant or excessive entertainment to or from a current or prospective investor, consultant, third party marketer, or fund manager, regardless of whether DCM has an investment relationship with such person or entity;

•	Never offer or accept cash gifts or cash equivalents;

•	Never offer anything of value to a third party to influence or reward action;

•	A business courtesy such as a gift or entertainment should never be offered or accepted under circumstances that might create the appearance of an impropriety; and

•	Never offer or accept a gift if public disclosure of the gift would be embarrassing to DCM or the third party.

The following may not be accepted or given under any circumstances:

•	Money

•	Gift certificates

•	Stocks, bonds, notes, loans or any other evidence of ownership or obligation.

•	Gifts from or to prospective vendors or clients (except for token promotional items).

The following may be accepted or given:

•	Perishable gifts. At the DCM recipient’s discretion, such gifts are to be shared with all employees of the Firm or donated to charity.

•	Books, which have been autographed, personalized or emblazoned with the logo of the firm the giver represents.

•	Other promotional gifts which are customary, and which have a value of less than $50. Examples include logo emblazoned umbrellas, golf balls and ballpoint pens.

If a gift outside the above guidelines is received:

DUPONT CAPITAL MANAGEMENT

•	Return to sender with a letter of acknowledgement, accompanied by an explanation of the Firm’s policy, or donate the item to charity on behalf of the sender.

•
If returning the gift or donating it to charity is deemed inappropriate due to the nature of the relationship, the gift (along with its estimated value) should be reported to the employee’s manager.  The manager will consult with the chairperson of the Fiduciary Committee to determine the proper action.  Any such consultation will be documented in the minutes of the Fiduciary Committee.

Entertainment Policy

•	When a DCM employee is being entertained, the vendor should be present for all such entertainment.

•	If the vendor is not present for the entertainment, the employee should pay fair value; otherwise, the invitation should be declined.

•	When DCM is evaluating a new or expanded relationship with a vendor, no entertainment (other than meals) may be accepted.

•
Entertainment (other than meals) with a value exceeding $500 should be approved in advance by the employee’s manager unless other arrangements have been agreed upon with DCM’s CEO.  Whenever practicable, this policy applies to entertainment provided at conferences, seminars, etc.  If advance approval is not practicable, the employee should notify his/her manager of the entertainment as soon as possible following completion of the event or as agreed upon with DCM’s CEO.

•	A DCM employee should be present for all entertainment provided to clients.

Travel & Conferences

To ensure avoidance of the appearance of impropriety, the purpose of all business travel should be reviewed with management.  This particularly applies to travel destinations that are typically considered vacation areas.

•	The Firm should always pay for business travel. Exceptions must be approved in advance (in writing) by the employee’s manager.

•	Vendor paid expenses to conferences, seminars, etc. are acceptable only when the same treatment is provided to other clients.

Annual Certification of Compliance by DCM Personnel

All DCM officers, directors and employees must acknowledge their understanding of and their compliance with the Anticorruption Policy on an annual basis by signing the Annual Acknowledgement and Certification included as Exhibit A to the Anticorruption Policy.

Where there is evidence of a violation of law, DCM may report that evidence to appropriate government authorities.  Violations of the FCPA can result in criminal prosecutions with severe consequences to DCM and individuals involved.  The following maximum penalties can apply to a single violation of the FCPA’s anti-bribery prohibitions: (a) fines of up to $2,000,000 for corporations, or twice the benefit sought to be obtained through the unlawful conduct; (b) fines of up to $100,000 for individuals and/or imprisonment for not more than five years per willful violation; or (c) civil fines of up to $10,000 for individuals.  The laws of other nations impose similar criminal penalties on individuals who violate the anti-corruption laws. Violation of the FCPA’s books and records provisions may carry even greater penalties.  DCM will not reimburse a fine paid by an employee.

DUPONT CAPITAL MANAGEMENT

Gifts to Government Entities, Unions, or their Officials

Providing or receiving meals, entertainment or other gifts to or from a U.S. federal, state, local or foreign governmental entity, or an official, employee or agent of a governmental entity (including investment consultants representing a governmental entity) with whom DCM is likely to do business, is negotiating a business transaction, or is actually doing business may constitute a violation of state or local ethical statutes, regulations or bribery laws, even in the absence of any intent to influence the Government Official’s decision.  For this reason, any gifts given to or received from a Government Official (including any foreign, state, or local political or campaign contributions) require the prior approval of the Chief Compliance Officer.  The Chief Compliance Officer will review any such proposed gifts and may consult with DCM’s internal legal counsel to determine whether and to what extent DCM and its personnel may give or receive such gifts.

If you are unable to confirm that any individual is not a “Government Official,” as defined above, you should seek assistance from the Chief Compliance Officer.  With regard to any such gift or entertainment, the Chief Compliance Officer will review with Marketing and Client Services their marketing plans and consult with DCM’s internal legal counsel to determine whether and to what extent DCM and its personnel may give, provide or receive such gifts or entertainment.

ERISA prohibits fiduciaries from receiving any consideration in connection with a transaction involving the assets of an ERISA plan.  Section 4975 of the Code contains a similar prohibition.  Case law on the application of these and related provisions is not well-developed.  Therefore, in addition to the usual requirements involving gifts and entertainment, DCM and its employees should normally avoid giving or accepting gifts that relate to accounts that are employee benefit plans or funds that are subject to ERISA (“Benefit Plan Accounts”) or to IRAs and avoid all but routine entertainment for such accounts.

With respect to clients that are private-sector unions, union officials, or pension or other employee benefit plans sponsored by such unions, DCM must file Department of Labor Form LM-10 if DCM provides any thing of value (including gifts, meals, and other client entertainment) to any such union or to persons associated with the union or plan such as union officials or union-appointed trustees) in excess of $250 per union or person per year.  In addition, certain states and other jurisdictions have their own dollar amount limitations and other restrictions in relation to gifts to, among others, city, county, state, union, or pension employees.

Advance Approval and Reporting

The prior approval of the Chief Executive Officer will be required with respect to the giving or receiving of any of the following categories of gifts: (i) any gift with a value of $500 or more (measured per item, or, in the case of group dinners or tickets to sporting events and the like, measured per person), (ii) any gift given to or received from a Government Official, or (iii) any other gift that may reasonably be seen as violating DCM’s general policy with respect to gifts noted above.

At the end of each quarter, all Employees are required to complete a “Quarterly Report of Gifts and Entertainment Received or Given” reporting (i) all entertainment given and received by the Employee for that quarter with a value of $100 or more (measured per item, or, in the case of group dinners or tickets to sporting events and the like, measured per person), (ii) all gifts other than token promotional items, and (iii) without regard to value, (A) any gift given to or received by a Government Official (including any foreign, state or municipal political or campaign contribution), (B) any gift relating to Benefit Plan Accounts or IRAs, and (C) any gift given to or received from private-sector unions, union officials, or pension or other benefit plans sponsored by such unions.  This report must be provided to the Chief Compliance Officer (or designee) within 30 days of quarter end, who will maintain records of the same and will report to the Fiduciary Committee, as appropriate.  The report must include:

DUPONT CAPITAL MANAGEMENT

•	The recipient’s name;

•	The name of the individual or firm who gave the gift or entertainment;

•	A description of the gift or entertainment;

•	The date of the event or when the gift or entertainment was received by the recipient;

•	The names of the employee’s guests who were also involved;

•	Whether the provider of the gift or entertainment attended the event with the recipient;

•	Estimated value of the gift or entertainment;

•	A description of all airfare paid for by third parties;

•	A description of all paid meals accepted by a recipient from DCM and its employees;

•	Whether the recipient reimbursed DCM for the gift or entertainment and the amount of the reimbursement, if any; and

•	Documentation of any reimbursement.

POLICY ON EMPLOYEES’ FAMILY MEMBERS COMPENSATED BY VENDORS

Need for Policy

The Firm is committed to ensuring compliance with all laws and DuPont Company policies.  In addition, as a registered investment adviser, the Firm and its employees have ethical and legal obligations which must be fulfilled to maintain the confidence and trust of our clients and to protect the assets entrusted to us.

The purpose of this policy is to expand on Section III “Conflicts of Interest” of the DuPont Company’s Business Ethics Policy with respect to situations involving family members.  This is necessary because of the sensitivity in our business to the effect of such conflicts.  The intent is to avoid even the appearance of impropriety, which might call into question the quality of our business and investment decisions.

Procedures

Where a family member of an employee is or will be employed or otherwise compensated by one of the Firm’s vendors, e.g., a broker, an external investment manager, a general partner, a consultant, or a materials supplier, the employee will disclose in writing this relationship to his or her manager or supervisor.  Section III “Conflicts of Interest” of DuPont’s policy and procedures states, “In questions of conflict of interest, the term ‘family’ should be interpreted broadly.”  This disclosure must be made within 5 days of such time that the employee knows or should have known of the relationship.  Disclosure will include full details of the family member’s duties and the way in which they affect the Firm.  Any later change of circumstances will be disclosed.

The manager will propose to the Fiduciary Committee in writing one of the following courses of action:

1.	Ruling that the relationship is not a conflict of interest, or

2.	Ruling that the relationship is a conflict of interest and what steps must be taken to remedy it.

DUPONT CAPITAL MANAGEMENT

A conflict of interest is defined in Section III.A.4 of DuPont’s policy and procedures as a “...circumstance, including family or other personal relationships, which might dissuade the employee from acting in the best interest of the Company.”

In deciding on a course of action, the manager will consider whether the employee’s duties, or those of subordinates, require making decisions that could be influenced by the disclosed relationship, the materiality of the employee’s potential impact on the family member’s or the vendor’s business, and the effect of public disclosure of the relationship.  Employees at higher levels generally have greater impact and their relationships present more sensitive issues.  The manager will also consult with the Fiduciary Committee about relevant precedent.

Any remedy, other than one that results in no compensation of the family member by the vendor, will include disclosure on the annual DuPont  Company’s “Business Ethics Survey,” and may also include monitoring of payments to the vendor versus history, verification of services received, and/or removal of the employee from any process that affects payment to the vendor.

A ruling and remedy (as appropriate) proposed by the manager or supervisor will be reviewed and approved by the Fiduciary Committee.

Note: For information and reference purposes, please refer to the “Code of Ethics and Standards of Professional Conduct” issued by the CFA Institute.

Attachment A

PERSONAL SECURITIES PRE-CLEARANCE AND REPORTING SUMMARY

The table below provides an overview of requirements for transaction pre-clearance, quarterly transaction reporting and annual holdings reporting.  If a security or transaction is not listed, assume that pre-clearance, quarterly transaction reporting and annual holdings reporting are required.

	Daily Transaction Pre-Clearance	Quarterly Transaction Report	Annual Holdings Report
Transactions and Holdings Exempt From Pre-Clearance and Reporting
Direct Obligations of US Government	No	No	No
Money Market Instruments (bank certificates of deposit, bankers acceptances, commercial paper, repurchase agreements and other high-quality short-term debt instruments which have a maturity at issuance of less than 366 days and that are rated in one of the two highest-rating categories by a nationally recognized rating organization)
	No	No	No
Money Market Mutual Funds	No	No	No
Open-end Mutual Fund Shares (including those held in the DuPont Savings & Investment Plan)	No	No (Yes, if a short-term trade)	No
DuPont Stock Options – grants and holdings of unexercised options	No	No	No
Transactions Exempt From Pre-Clearance and Quarterly Reporting
DuPont Restricted Stock Units – grants and vesting	No	No	Yes, for Common stock held due to vesting of RSUs
Securities in Accounts Managed by Others Over Which You Have No Control	No	No	Yes
Securities Purchased Through an Automatic Investment Program	No	No	Yes
Shares Purchased Through a Dividend Reinvestment Program	No	No	Yes
Transactions Exempt from Pre-Clearance Only
Index Linked Futures, such as those linked to the S&P 500, S&P 400 and Russell 2000 Indexes	No	Yes	Yes
Exchange Traded Funds, such as SPY, IWN, IWD, and IJH	No	Yes	Yes
Exchange Traded Futures Contracts on US Government Securities	No	Yes	Yes
Exchange Traded Euro Futures Contracts	No	Yes	Yes

	Daily Transaction Pre-Clearance	Quarterly Transaction Report	Annual Holdings Report
Exercise of Rights Issued Pro-Rata	No	Yes	Yes
Exercise DuPont Stock Options (with or without immediate sale of shares) Note that exercises of multiple grants on the same exercise date may be reported on a single line in the PTR system.	No	Yes	Yes
Exchange Traded Derivatives on Non-Equity Securities	No	Yes	Yes
Commodity Contracts and Derivatives	No	Yes	Yes
Closed-End Funds	No	Yes	Yes
Foreign Exchange Contracts and Derivatives	No	Yes	Yes
Transactions and Holdings Subject to Pre-Clearance, Quarterly Transaction Reporting and Annual Holdings Reporting
Voluntary Exercise of Options (excluding DuPont Stock)	Yes	Yes	Yes
DuPont and ConocoPhillips stock held in the DuPont Retirement Savings Plan	Yes	Yes	Yes
Sale of Shares Acquired Through a Dividend Reinvestment Program (unless shown above as exempt from annual holdings reporting)*	Yes	Yes	N/A
DuPont Restricted Stock Units – sale of vested shares if initiated by employee (sales to cover taxes due at vesting do not need to be cleared)	Yes	Yes	N/A
Sales of Securities Acquired Through an Automatic Investment Program (unless shown above as exempt from annual holdings reporting)*	Yes	Yes	N/A
Corporate Bonds	Yes	Yes	Yes
Common Stocks	Yes	Yes	Yes
Futures Linked to Individual Stocks	Yes	Yes	Yes
Charitable Donations or other Gifts of Securities.  Note:  If the timing of the transfer date is beyond the employee’s control (and therefore risks falling outside of the two-day pre-clearance window), the employee should use the date that the irrevocable commitment is made to donate or gift the securities (e.g., date that instructions are mailed to broker) as the trade date when reporting the transaction in the PTR system.
	Yes	Yes	N/A
________________________________
* Shares of DuPont stock purchased under the Retirement Savings Plan (RSP), unless purchased through transfer of funds from other investment options in the RSP, may be sold without being considered a violation of the short term trading restrictions contained in DCM’s Ethics Policy.  Note that such sales must still be pre-cleared via the PTR system.  To identify these sales in the PTR system, please enter “Merrill Lynch auto inv” in the Broker field when you input your quarterly trade reports.  Sales of DuPont shares that were purchased by transfer of funds from another investment option within the SIP should be identified as “Merrill Lynch transf” in the Broker field.  These shares are subject to the short term trading restrictions of DCM’s Ethics Policy. Similarly, sales of securities for which a dividend reinvestment plan or an automatic investment plan is in effect will not be considered a violation of short term trading restrictions simply because a purchase resulting from such a plan occurred within 60 days of a discretionary sale.

	Daily Transaction Pre-Clearance	Quarterly Transaction Report	Annual Holdings Report
All Other Securities Not Specifically listed Above	Yes	Yes	Yes

IMPORTANT REMINDERS:

Pre-clearance is granted for a maximum of two business days, the business day on which the transaction is cleared and the next business day.

Short-term profits are prohibited and must be donated to charity.

Personal trades that are pre-cleared can still result in potential conflicts with trades in clients’ accounts.  Pre-clearance helps avoid many potential conflicts, but the nature of securities markets makes it impossible to implement a comprehensive automated process. You are personally responsible for avoiding any conflicts with client portfolios for which you make or help make investment recommendations.  Receiving pre-clearance for a trade does not relieve you of that responsibility.

Attachment B

Date

Broker ABC
Street Address
City, State Zip

Re:	John Smith and Mary Smith
Account No. xxxxxxxxxxxxxxxx

In connection with my existing brokerage account(s) at your firm noted above, please be advised that the Compliance Department of my employer should be noted as an “Interested Party” with respect to my account(s).  They should, therefore, be sent copies of all account statements related to my account(s).

Please send the requested documentation ensuring the account holder’s name appears on all correspondence to:

Ms. Mary Jo Anderson
DCM Chief Compliance Officer
DuPont Legal
1007 Market Street, D-7034
Wilmington, DE  19898

Thank you for your cooperation in this request.

Sincerely yours,

Employee

cc:           Mary Jo Anderson

Attachment C

DuPont Capital Management

Quarterly Report of Gifts and Entertainment Received or Given
For Calendar Quarter Ended  _________

IN TURN TO:	1) MANAGEMENT
2) L.A. Corbett

ENTERTAINMENT

Report all Entertainment over $100 and all Entertainment from/to a single source/recipient which in aggregate exceed $100 during the quarter.

Date	Given or Received	Person	Firm	Description of Entertainment	Estimated $ Amount	Approving Manager Signature

GIFTS

Report all Gifts other than token promotional items.

Date	Given or Received	Person	Firm	Description of Gift	Estimated $ Amount	Approving Manager Signature

❒	I have nothing to report.

Printed Name: ________________________________	Signature: _______________________________

Date: _______________________________________

By signing, I acknowledge that this report represents all activity for the quarter to be reported in accordance with DuPont Capital Management’s Policy Regarding Gifts and Entertainment.